Exhibit 10.45

Daniel Penn
/redacted/

March 10, 2015

Dear Dan,

Re:	Contract of Employment dated February 20, 2012 between Daniel Penn and CME Media Services Limited (the “Contract”).

We refer to the Contract. Capitalised terms used herein and not otherwise defined shall have the meanings ascribed to them in the Contract.

The parties hereby agree to the following amendments to the Contract:

I.	Clause 4.2 of the Contract shall be amended by inserting the words “(Target Bonus)” at the end of the last sentence of such Clause 4.2.

II.	Clause 9 of the Contract shall be deleted in its entirety and replaced with the following:

“9 TERMINATION

9.1     You may terminate this Contract on giving the Company twelve months’ notice in writing, to expire at any time. The Company is required to give you twelve months’ notice in writing, to expire at any time.

9.2    In the event you give notice of termination pursuant to clause 9.1, the Company may in its sole discretion determine that you will be required to continue to provide services to the Company as a full-time employee during the full twelve-month notice period or during a specified time shorter than such twelve-month period. You will continue to receive your basic salary and other entitlements hereunder during the period that you remain employed by the Company. Upon termination of your employment with the Company following expiration of the twelve-month notice period, or upon such termination after you have satisfied any shorter period of continued employment determined by the Company, you will be entitled to receive a lump sum amount as severance, within thirty days following the effective date of your termination of employment, in an amount equal to the excess of (i) your basic salary for a period of twelve months, minus (ii) the portion, if any, of your basic salary paid while you performed services as a full-time employee during the twelve-month notice period (with your basic salary computed at the rate payable immediately prior to the date you provided notice to the Company of your termination of employment). Upon your termination of employment with the Company, you will also be entitled to receive any earned but unpaid bonus awarded in accordance with clause 4.2 hereof and any accrued holiday in accordance with clause 8.3 hereof. All payments made pursuant to this clause 9.2 shall be subject to deductions for income tax and social security contributions as appropriate. You will not, under any circumstances, have any right to payment in lieu of notice unless the Company has exercised its option as described in this clause 9.2.

9.3    If the Company delivers notice of termination without cause pursuant to clause 9.1, this Contract shall terminate with immediate effect and the Company shall make payment in lieu of notice as provided in clause 9.5.

9.4    You may terminate this Contract, unless it has been previously terminated pursuant to any other provision hereof, if the Company is in material breach of this Contract. A material breach by the Company shall include, but not be limited to, (i) the Company violating clause 2 or clause 3 of this Contract with respect to title, authority, status, duties and responsibilities, or place of employment and (ii) the Company failing to cause any successor to all or substantially all of the business and assets of the Company or CME Ltd. expressly to assume the obligations of the Company under this Contract (including pursuant to this clause 9.4). Such right shall be exercisable by your delivering written notice to the Company and the Termination Date shall be effective 30 days after giving such notice; provided, that such notice is delivered to the Company within 90 days after the occurrence of such material breach; and provided, further, that this Contract shall not terminate if such notice is the first such notice of termination delivered by you pursuant to this clause 9.4 and within such 30-day period the Company shall have cured any material breach. “Termination Date” shall mean any date on which this Contract is terminated under clause 9 of this Contract.

9.5    Following termination by the Company pursuant to clause 9.1 or termination by you for material breach by the Company pursuant to clause 9.4, the Company shall pay within thirty days following the Termination Date a lump sum amount as severance in an amount equal to twelve months of your basic salary (with your basic salary computed at the rate payable immediately prior to the date the notice of termination is provided) and as additional severance compensation a lump sum amount consisting of (i) an amount equal to your Target Bonus in respect of your notice period (at the rate payable immediately prior to the date the notice of termination is provided), (ii) an amount equal to the number of days of holiday in respect of the notice period plus the number of days of accrued holiday in accordance with clause 8.3, and (iii) an amount equal to the pro-rated portion of your Target Bonus for the period to the Termination Date for the year in which termination occurs. In addition, you shall be entitled to medical and dental insurance as provided in clause 5.1.1 for a period of twelve months following the Termination Date. All payments made pursuant to this clause 9.5 shall be subject to deductions for income tax and social security contributions as appropriate.

9.6    A condition precedent to the Company’s obligation with respect to the payment pursuant to clause 9.5 shall be your execution and delivery of a compromise agreement containing customary terms and conditions, within 30 days following the Termination Date.

9.7    The Company may terminate this Contract due to Termination for Cause without notice, payment in lieu of notice or any other payment whatsoever. “Termination for Cause” means your (i) conviction of a felony or entering a plea of nolo contendere (or its equivalent) with respect to a charged felony; (ii) gross negligence, recklessness, dishonesty, fraud, wilful malfeasance or wilful misconduct in the performance of your duties under this Contract; (iii) wilful misrepresentation to the shareholders or directors of CME Ltd. that is injurious to CME Ltd.; (iv) wilful failure without reasonable justification to comply with a reasonable written instruction or resolution of the Board of Directors of CME Ltd.; or (v) a material breach of your duties or obligations under this Contract. The Company may, in its reasonable judgment, suspend you on full pay during any investigation that the Company may undertake into any fact or circumstance which could lead to your Termination for Cause. Notwithstanding the foregoing, a termination shall not be treated as Termination for Cause unless the Company has delivered a written notice to you stating that it intends to terminate your employment due to Termination for Cause and specifying the basis for such termination.

9.8    Upon the termination by whatever means of this Contract you shall immediately return to the Company all documents, computer media and hardware, credit cards, mobile phones and communication devices, keys and all other property belonging to or relating to the business of the Company which is in your possession or under your power or control and you must not retain copies of any of the above.”

All other terms of the Contract shall remain the same.
Please countersign this letter in agreement and acknowledgment of the above.

Yours sincerely,

/s/ David Sturgeon
David Sturgeon
Director
CME Media Services Limited

Countersigned in agreement and acknowledgment:

/s/ Daniel Penn
Daniel Penn